Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Form S-8 (File No.333-157443) of our report dated March 28, 2017, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Marcum Bernstein & Pinchuk llp

Guangzhou, China

March 28, 2017